Exhibit 99.1

BioTime Announces Third Quarter 2012 Financial Results and Recent Corporate Accomplishments

ALAMEDA, Calif.--(BUSINESS WIRE)--November 9, 2012--BioTime, Inc. (NYSE MKT: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today reported financial results for the third quarter and year-to-date period ended September 30, 2012 and highlighted recent corporate accomplishments.

Financial Results

Net Loss

Net loss attributable to BioTime for the third quarter of 2012 was $5.0 million or $0.10 per share, compared to a net loss of $3.7 million or $0.08 per share for the same period of 2011. For the nine months ended September 30, 2012, net loss attributable to BioTime was $15.4 million, or $0.31 per share, compared to $11.2 million, or $0.23 per share for the same period of 2011.

Revenue

Total revenue, on a consolidated basis, was approximately $1.0 million and $2.7 million for the third quarter and year-to-date period ended September 30, 2012, respectively, compared to $1.2 million and $2.8 million for the same periods of 2011. Total revenue was effectively the same as prior periods, but license revenue increased based upon our subsidiary LifeMap Sciences’ subscription and advertising revenue for GeneCards®, which was offset by lower grant revenue recognized due to the completion of the California Institute of Regenerative Medicine (CIRM) grant in August 2012.

Expenses

Total operating expenses for the third quarter of 2012 were $6.8 million, compared to $5.4 million for the comparable period in 2011. Research and development expenses for the second quarter of 2012 were $4.6 million, compared to $3.5 million for the comparable 2011 period. General and administrative expenses for the third quarter of 2012 were $2.2 million, compared to $1.9 million for the comparable 2011 period.

Total operating expenses for the first nine months of 2012 were $20.4 million, compared to $15.9 million for the comparable period in 2011. Research and development expenses for the first nine months of 2012 were $13.3 million, compared to $9.8 million for the comparable 2011 period. General and administrative expenses for the first nine months of 2012 were $7.0 million, compared to $6.2 million for the comparable 2011 period.

The increase in research and development expenses for the three and nine month periods ending September 30, 2012, compared to the same periods in 2011, continue to be due to increased headcount-related expenses, patent-related legal fees, and increased efforts in the ReneviaTM clinical development program and PanC-DxTM diagnostic development program. The increases in general and administrative expenses for the third quarter of 2012 and the nine months ended September 30, 2012, compared to the same periods in 2011, are primarily due to increased headcount-related expenses, including non-cash stock compensation expense.

Cash Flow

Net cash used in operating activities was $5.0 million for the three months ended September 30, 2012 compared to $3.6 million for the three months ended September 30, 2011, reflecting additional expenses related to increased headcount and research and development programs in BioTime’s subsidiaries year over year. Net cash used in operating activities for the nine months ended September 30, 2012 was $14.7 million for the nine months ended September 30, 2012 compared to $9.7 million for the nine months ended September 30, 2011.

Balance Sheet

Cash and cash equivalents, on a consolidated basis, totaled $7.8 million as of September 30, 2012, compared with $22.2 million as of December 31, 2011.

As of September 30, 2012, BioTime subsidiaries, OncoCyte and LifeMap Sciences, held 1,286,174 and 420,000 BioTime common shares, respectively. The common shares are accounted for as Treasury Stock on a consolidated basis, but the investment accounts held by each subsidiary with a current combined value of approximately $6 million, are available to fund the operations of OncoCyte and LifeMap. The BioTime shares held by LifeMap were contributed as part of an investment of approximately $2 million in LifeMap through a share exchange agreement with an investor in July 2012.

On August 24, 2012, BioTime entered into a sales agreement with Cantor Fitzgerald & Co., under which BioTime may, at its discretion, from time to time sell up to a maximum of $25 million of its common shares through an "at-the-market" equity offering program known as a Controlled Equity Offering ("CEO"). Cantor Fitzgerald & Co. will act as sales agent for any sales made under the CEO. The common shares will be sold at market prices prevailing at the time of a sale (if any) of the common shares or at prices negotiated with Cantor Fitzgerald & Co., and, as a result, prices may vary during the period of the offering. BioTime is not required to sell any of the reserved shares at any time during the term of the CEO and there are no stand-by fees for having established the arrangement. The sales agreement does not prohibit BioTime from conducting additional financings.

Third Quarter and Recent Corporate Accomplishments

Potential of Expanded Operations and New Subsidiaries

  Announced the formation of a new wholly owned subsidiary, BioTime Acquisition Corporation, or BAC, to pursue opportunities and acquire assets and businesses in the fields of stem cells and regenerative medicine.

Entered Into Strategic Financings

  Subsidiary LifeMap Sciences, Inc. announced that it entered into a share exchange with an investor where the investor agreed to contribute to LifeMap, in the aggregate, BioTime common shares having an aggregate value of not less than $2 million and not more than $3 million. LifeMap may sell, from time to time, some or all of the BioTime shares it receives and will use proceeds from the sale of the shares to expand the development and marketing of its database products, its research products, and its therapeutic discovery activities.
  Subsidiary Cell Cure Neurosciences Ltd. announced a share purchase agreement through which BioTime agreed to purchase 87,456 Cell Cure ordinary shares in exchange for 906,735 BioTime common shares, with an approximate investment of $3.5 million. As a result of the share purchase, once the transaction is completed, BioTime will own approximately 62.6% of the outstanding ordinary shares of Cell Cure.

Advanced Near-Term Product Development

  LifeMap Sciences announced progress on key development initiatives. In October, LifeMap launched its database product MalaCards, a new database of human diseases that is based on their leading GeneCards® platform. MalaCards (www.malacards.org) contains computerized “cards” classifying information relating to a wide array of human diseases. This novel research tool will aid researchers in studying the roles of genes and cells in disease processes. LifeMap expects to launch or upgrade its other database products: GeneCards®, PanDaTox, and LifeMap Discovery™ by year end and will soon launch the marketing and sales of BioTime’s proprietary research product lines, including PureStem™ human progenitor and human embryonic stem cell lines via the company’s LifeMap BioReagents™ portal.
  LifeMap Sciences expanded on its therapeutic discovery collaboration with BioTime, which utilizes the LifeMap Discovery™ platform and leverages the LifeMap scientific team (including ten PhD and four MS biologists and bioinformatics specialists) to research and identify those progenitor cell lines that are most likely to be useful in developing cell-based regenerative medicine therapies for a wide range of diseases. Once identified, selected cell lines will be marketed by LifeMap for research purposes via the LifeMap BioReagents™ portal and may be advanced into therapeutic development by BioTime and/or LifeMap.
  Announced an amended license from the University of Utah to expand the field of use for which BioTime is licensed to produce and market products covered by the core patents underlying HyStem® technology. BioTime now is licensed worldwide for all uses, with the exception of veterinary medicine and animal health. The field of use includes, but is not limited to, all human pharmaceutical and medical device applications, all tissue engineering and regenerative medicine uses, and all research applications. Previously, BioTime’s license in the United States was not exclusive and the fields of use of the technology permitted by the license were not as broad.

New Research Grant

  Subsidiary Cell Cure Neurosciences Ltd. was awarded a grant for 2012 in the amount of approximately $1.33 million from Israel’s Office of the Chief Scientist to help finance the development of OpRegen®, Cell Cure’s cell-based therapeutic product in development for the treatment of dry age-related macular degeneration, a severe form of acute vision loss and the leading cause of blindness in an aging population.

Additional Collaborations

  Announced the signing of an exclusive sublicense agreement and a supply agreement with Jade Therapeutics, LLC, a developer of an ophthalmological therapeutic sustained-release drug delivery platform. BioTime will provide Jade with clinical-grade HyStem® hydrogels and certain patented technology for use by Jade in the development of new pharmaceutical products for ophthalmologic use. Jade plans to utilize the hydrogels to facilitate the time-released topical delivery of recombinant human growth hormone to help heal lesions on the surface of the eye.

Expanded Management and Board of Directors

  BioTime Acquisition Corp. (BAC) announced that Thomas Okarma, PhD, MD, will serve as the BAC’s Chief Executive Officer and as a member of the board of directors. Dr. Okarma is the former President and Chief Executive Officer of Geron Corporation and served on that company’s board of directors.
  BioTime’s subsidiary OrthoCyte Corporation announced the appointment of Francois Binette, PhD, as their Vice President of Research and Business Development. Dr. Binette’s primary focus will be to develop and partner near- and long-term product opportunities in regenerative medicine with an emphasis on orthopedic diseases and injuries.
  LifeMap Sciences announced the appointment of Louis E. Silverman to their board of directors. Mr. Silverman is an experienced health care executive with board level and operating experience in health care IT, pharmaceuticals, home health care, worker’s compensation managed care and revenue cycle management.

Key Research Publications and Presentations.

  BioTime’s subsidiary OncoCyte Corporation announced the publication of a scientific report on the gene COL10A1 and its potential as a marker for numerous types of human cancers. The paper, published in the peer-reviewed journal Future Oncology, describes the microarray-based approach used to identify COL10A1 as a pan-cancer biomarker with significantly elevated expression in diverse malignant tumor types including cancers of the breast, stomach, colon, lung, bladder, pancreas, and ovaries. In addition, the protein was shown to be specifically localized within tumor vasculature. Combined, these findings will be an important basis for the development and application of new diagnostic and therapeutic strategies, including the measurement of Collagen Type X in the blood as a screen for the presence of cancer, the use of antibodies that recognize and bind to the protein to visualize and locate tumors in the body, and the targeted delivery of tumor-destroying agents.
  Presented at the following scientific and investor meetings: Stem Cells USA & Regenerative Medicine Congress 2012, and the 2012 Agora Financial Investment Symposium.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority-owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, and is developing an integrated database suite to complement GeneCards® that will also include the LifeMap™ database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database. LifeMap will also market BioTime research products. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012 (unaudited)	December 31, 2011

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,830,347	$22,211,897
Inventory	56,968	51,174
Prepaid expenses and other current assets	1,861,407	2,692,303
Total current assets	9,748,722	24,955,374

Equipment, net	1,251,083	1,347,779
Deferred license and consulting fees	712,981	843,944
Deposits	67,889	63,082
Intangible assets, net	21,089,661	18,619,516
TOTAL ASSETS	$32,870,336	$45,829,695

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,162,390	$2,681,111
Deferred grant income	55,710	261,777
Deferred license revenue, current portion	354,703	203,767
Total current liabilities	2,572,803	3,146,655
Commitments and contingencies
LONG-TERM LIABILITIES
Deferred license revenue, net of current portion	790,146	899,551
Deferred rent, net of current portion	60,462	66,688
Other long term liabilities	235,330	258,620
Total long-term liabilities	1,085,938	1,224,859

Commitments and contingencies

EQUITY
Preferred Shares, no par value, authorized 1,000,000 shares; none issued	-	-
Common Shares, no par value, authorized 75,000,000 shares; issued and outstanding shares; 50,868,932 issued and 49,162,758 outstanding as of September 30, 2012 and 50,321,962 issued and 49,035,788 outstanding at December 31, 2011, respectively	120,905,891	115,144,787
Contributed capital	93,972	93,972
Accumulated other comprehensive income	(197,384)	(122,749)
Accumulated deficit	(95,860,758)	(80,470,009)
Treasury stock at cost: 1,706,174 shares at September 30, 2012 and 1,286,174 shares at December 31, 2011	(8,001,762)	(6,000,000)
Total shareholders' equity	16,939,959	28,646,001
Noncontrolling interest	12,271,636	12,812,180
Total equity	29,211,595	41,458,181
TOTAL LIABILITIES AND EQUITY	$32,870,336	$45,829,695

BIOTIME, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

REVENUES:
License fees	$337,633	$54,900	$549,521	$201,589
Royalties from product sales	133,946	176,027	407,803	569,257
Grant income	441,630	746,426	1,518,086	1,605,612
Sale of research products	90,342	184,217	217,380	405,981
Total revenues	1,003,551	1,161,570	2,692,790	2,782,439

Cost of Sales	(169,734)	(18,516)	(273,916)	(58,808)

Total net revenues	833,817	1,143,054	2,418,874	2,723,631

EXPENSES:
Research and development	(4,545,470)	(3,488,121)	(13,323,410)	(9,756,443)
General and administrative	(2,234,905)	(1,887,298)	(7,037,807)	(6,193,383)
Total expenses	(6,780,375)	(5,375,419)	(20,361,217)	(15,949,826)
Loss from operations	(5,946,558)	(4,232,365)	(17,942,343)	(13,226,195)
OTHER INCOME/(EXPENSES):
Interest income, net	5,624	2,911	17,321	19,705
Loss on sale of fixed assets	(1,451)	(6,246)	(4,997)	(6,246)
Other income/(expense), net	18,766	(919)	(223,899)	223,944
Total other income/(expenses), net	22,939	(4,254)	(211,575)	237,403
NET LOSS	(5,923,619)	(4,236,619)	(18,153,918)	(12,988,792)
Less: Net loss attributable to the noncontrolling interest	965,605	498,993	2,763,169	1,833,943

NET LOSS ATTRIBUTABLE TO BIOTIME, INC. (1)	$(4,958,014)	$(3,737,626)	$(15,390,749)	$(11,154,849)

Foreign currency translation gain/(loss)	(15,777)	696,661	(74,635)	(901,881)

TOTAL COMPREHENSIVE LOSS (2)	$(4,973,791)	$(3,040,965)	$(15,465,384)	$(12,056,730)

BASIC AND DILUTED LOSS PER COMMON SHARE (1)	$(0.10)	$(0.08)	$(0.31)	$(0.23)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	49,291,177	48,896,973	49,196,804	48,681,879
(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc."

(2) Comprehensive net loss includes foreign currency translation loss of $15,777 and $74,635 for the three and nine months ended September 30, 2012, respectively and transaction gain of $696,661 and loss of $901,881 for the same periods in the prior year, respectively arise entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share.

CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390 ext. 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com